UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2013, the Board of Directors of the Federal Home Loan Bank of Chicago (the “Bank”) approved amendments to the Bank's Post-December 31, 2004 Benefit Equalization Plan (the “Benefit Equalization Plan”). The Benefit Equalization Plan is a non-qualified, unfunded plan that provides supplemental retirement and savings plan benefits to certain employees (including the named executive officers as identified in the Bank's Annual Report on Form 10-K for the year ended December 31, 2012 which was filed on March 14, 2013) to preserve the level of benefits which were intended to be provided by the Bank's defined benefit pension plan and defined contribution savings plan but for the limitations imposed by the Internal Revenue Code on benefits under these tax qualified plans.

Compensation actions affecting the Bank's executive officers, including approval of amendments to the Benefit Equalization Plan, are subject to prior review by the Federal Housing Finance Agency (“FHFA”). After receiving a letter of non-objection from the FHFA on July 31, 2013, the Bank amended its Benefit Equalization Plan, effective as of January 1, 2013, to provide that if an executive officer dies, retires, or terminates employment due to disability when any short-term incentive compensation that was previously earned but deferred in accordance with the deferral provisions of any of the Bank's incentive compensation plans, the Bank will recalculate the officer's pension benefits in order to adjust for the fact that such short-term incentive compensation will not be included in the officer's base compensation for purposes of calculating pension benefits at the time the executive officer dies, retires or terminates employment due to disability. The Bank will recalculate the employee's pension benefit as if such deferred amounts had been included in the executive officer's base compensation and the difference between that calculation and the amount to which the retired, deceased or disabled employee is entitled to under the Benefit Equalization Plan as a result of such calculation will be paid in a lump sum.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: August 5, 2013	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary